Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of BioTelemetry, Inc. of our report dated February 3, 2017, relating to the consolidated financial statements of Telcare, Inc. and Subsidiary as of December 31, 2015 and for the year then ended appearing in BioTelemetry, Inc.’s Current Report on Form 8-K/A dated February 13, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Baker Tilly Virchow Krause, LLP

Baker Tilly Virchow Krause, LLP

Philadelphia, Pennsylvania

February 23, 2017